ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated July 16, 2012

UBS AG $• Semi Annual Review Notes (SARN)

Linked to the USD/BRL spot rate due on or about January 27, 2014

Investment Description

UBS AG Semi Annual Review Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the U.S. Dollar relative to the Brazilian real (the “underlying currency pair”). If the currency return is greater than zero on any observation date (including the final valuation date), UBS will automatically call the Notes and pay you an amount equal to the applicable call price for such observation date, which will result in the investor receiving more than the principal amount on the applicable call settlement date. . If by maturity the Notes have not been called, UBS will repay the full principal amount if the currency return is greater than or equal to -20% on the final valuation date. However, if the currency return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to negative currency return from the trade date to the final valuation date. Investing in the Notes involves significant risks. These Notes are suitable for investors with a bullish view on the Brazilian real (meaning that the Brazilian real will appreciate relative to the U.S. dollar over the term of the Notes). The Notes do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Automatic Call — UBS will automatically call the Notes for an amount equal to the applicable call price for such observation date if the currency return is greater than zero on any observation date (including the final valuation date). If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the currency return is greater than or equal to -20% on the final valuation date, UBS will repay your principal amount per Note at maturity. If the currency return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative currency return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	July 20, 2012
Settlement Date	July 25, 2012
Observation Dates**	Semi-Annual
Final Valuation Date**	January 22, 2014
Maturity Date**	January 27, 2014

*	Expected. See page 4 for additional details.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING CURRENCY PAIR. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to Notes linked to the performance of the U.S Dollar relative to the Brazilian real. The call premium and the initial spot rate will be determined on the trade date.

Underlying Currency Pair	Call Return*	Initial Spot Rate	CUSIP	ISIN
USD/BRL	Approximately 18.40% per annum	[•]	90261JKM4	US90261JKM44
*	The actual call return rate will be determined on the trade date and will not be less than the call return set forth herein.

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$12.50	$987.50
Total	$•	$•	$•
(1)	Certain fiduciary accounts will pay a purchase price of $987.50 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $12.50 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

JPMorgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Semi Annual Review Notes that are offered hereby, unless the context otherwise requires. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying currency pair.

♦

You believe the Brazilian real will strengthen relative to the U.S. dollar (or that the U.S. dollar will weaken relative to the Brazilian real) such that the currency return will be greater than zero on an observation date.

♦	You understand and accept that you will not participate in any appreciation in the spot rate of the underlying currency pair and that your potential return is limited to the call return.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency pair.

♦	You would be willing to invest in the Notes based on the call return indicated on the cover hereof.

♦	You do not seek current income from this investment.

♦

You are willing to invest in the Notes that may be called early and you are otherwise willing to hold such Notes to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Notes.

♦	You understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦	You are willing to invest in Notes with exposure to emerging market risks.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying currency pair.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You believe the Brazilian real will weaken relative to the U.S. dollar (or that the U.S. dollar will strengthen relative to the Brazilian real) such that the currency return will not rise to or above zero on any observation date and that the currency return will decline by more than 20% on the final valuation date.

♦	You seek an investment that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency pair.

♦	You would be unwilling to invest in the Notes based on the call return indicated on the cover hereof.

♦	You seek current income from this investment.

♦

You are unable or unwilling to hold the Notes that may be called early, or you are otherwise unable or unwilling to hold such Notes to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦	You are unwilling to invest in Notes with exposure to emerging market risks.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 18 months, unless called earlier.
Underlying Currency Pair	USD/BRL spot rate
Automatic Call	The Notes will be called if the currency return is greater than zero on any observation date (including the final valuation date). If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the applicable observation date.
Call Settlement Dates	Three business days following each observation date, except that the call settlement date for the final valuation date will be the maturity date.
Call Return	The call return increases the longer the Notes are outstanding and is based upon a rate of approximately 18.40% per annum. The actual call return will be determined on the trade date and will not be less than the call return stated herein.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table reflects an annualized return of approximately 18.40% The actual call return rate will be determined on the trade date and will not be less than the call return set forth above.

Observation Date	Call Settlement Date	Call Return	Call Price (per Security)
January 22, 2013	January 25, 2013	9.20%	$1,092.00
July 22, 2013	July 25, 2013	18.40%	$1,184.00
January 22, 2014	January 27, 2014	27.60%	$1,276.00

Payment at Maturity (per Note)

If the Notes have not been called and the currency return on the final valuation date is greater than or equal to -20%, at maturity we will pay you an amount in cash equal to the principal amount: $1,000.

If the Notes have not been called and the currency return on the final valuation date is less than -20%, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the negative currency return, for an amount equal to:

$1,000 + ($1,000 × Currency Return).

Currency Return	Initial Spot Rate – Final Spot Rate Initial Spot Rate
Initial Spot Rate	[•], which is the spot rate on the trade date as determined by the calculation agent under “Spot Rate” on page 10 of this free writing prospectus.
Final Spot Rate	The spot rate on the relevant observation date (including the final valuation date) as determined by the calculation agent under “Spot Rate” on page 10 of this free writing prospectus.

Observation Dates	As set forth in the table above, unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) has occurred or is continuing with respect to the underlying currency pair on any such day. In the case of a market disruption event, or if an observation date is not a business day, the observation date will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying currency pair. In no event however, will an observation date be postponed by more than 30 business days. See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement and additional market disruption events applicable to USD/BRL on page CCS-12 of the currency and commodity supplement under “Brazilian real — Market Disruption Event”.

Investment Timeline

Trade date:	The initial spot rate and the call return are set.

Observation Dates

The Notes will be called if the currency return is greater than zero on any observation date (including the final valuation date).

If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the corresponding observation date.

Maturity date:

If the Notes have not been called and the currency return is greater than or equal to -20%, at maturity we will pay you an amount in cash equal to the principal amount: $1,000.

If the Notes have not been called and the currency return is less than -20%, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the negative currency return, for an amount equal to:

$1,000 + ($1,000 × Currency Return).

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

In the event that we make any change to the expected trade date and settlement date, the monitoring period (including the observation date) and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Hypothetical Examples

The tables below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	18 months
Initial Spot Rate:	2.0338
Call Return:	18.40% per annum

If the Notes are called:

The following table illustrates the hypothetical call price upon an automatic call on any of the observation dates and assumes a call return of 9.20%, 18.40% and 27.60% for the respective observation dates. The Notes will be called if the currency return is greater than zero on any observation date (including the final valuation date). If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the applicable observation date.

Observation Date	Call Settlement Date	Call Return	Call Price (per Security)
January 22, 2013	January 25, 2013	9.20%	$1,092.00
July 22, 2013	July 25, 2013	18.40%	$1,184.00
January 22, 2014	January 27, 2014	27.60%	$1,276.00

If the Notes are not called:

The following table illustrates how the hypothetical payment at maturity per Note is calculated if the Notes are not called. If by maturity the Notes have not been called, UBS will repay the full principal amount if the currency return is greater than or equal to -20% on the final valuation date. However, if the currency return is less than -20% on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to negative currency return from the trade date to the final valuation date.

Final Spot Rate	Currency Return	Payment at Maturity	Return on the Notes
0.0000	100.00%	N/A	N/A
1.0169	50.00%	N/A	N/A
1.2203	40.00%	N/A	N/A
1.4237	30.00%	N/A	N/A
1.6270	20.00%	N/A	N/A
1.7287	15.00%	N/A	N/A
1.8304	10.00%	N/A	N/A
1.9321	5.00%	N/A	N/A
2.0338	0.00%	$1,000.00	0.00%
2.1355	-5.00%	$1,000.00	0.00%
2.2372	-10.00%	$1,000.00	0.00%
2.3389	-15.00%	$1,000.00	0.00%
2.4406	-20.00%	$1,000.00	0.00%
2.6439	-30.00%	$700.00	-30.00%
2.8473	-40.00%	$600.00	-40.00%
3.0507	-50.00%	$500.00	-50.00%
3.2541	-60.00%	$400.00	-60.00%
3.4575	-70.00%	$300.00	-70.00%
3.6608	-80.00%	$200.00	-80.00%
3.8642	-90.00%	$100.00	-90.00%
4.0676	-100.00%	$0.00	-100.00%

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying currency pair. These risks are explained in more detail in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes. The return on the Notes at maturity is linked to the performance of the underlying currency pair and will depend on whether, and the extent to which, the currency return is positive or negative. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the currency return is greater than or equal to -20% and will only make such payment at maturity. If the Notes are not called and the currency return is less than -20%, you will lose some or all of your initial investment in an amount proportionate to the negative currency return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the currency return is greater than -20%.

♦

Your potential return on the Notes is limited to the call return — The return potential of the Notes is limited to the principal amount plus the call return regardless of the appreciation of the underlying currency pair. If the Notes are not called, you will not participate in any appreciation in the spot rate of the underlying currency pair even though you will be subject to the risk of a decline in the underlying currency pair.

♦

A higher call return is generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying currency pair reflects a higher expectation as of the trade date that the currency return will be less than -20% on the final valuation date of the Notes. This greater expected risk will generally be reflected in a higher call return for that Note. However, while the call return is set on the trade date, a currency pair’s volatility can change significantly over the term of the Notes. The spot rate of the underlying currency pair for your Notes could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Notes.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as six months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the underlying currency pair and, consequently, on the value of the Notes.

♦

Market risk — The spot rates of the underlying currency pair are a result of the supply of, and demand for, the Brazilian real. Changes in the exchange rates may result from the interactions of many factors, including economic, financial, social and political conditions. These conditions include, for example, the overall growth and performance of the economies of Brazil or the United States, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between Brazil and the United States, market interventions by the Federal Reserve Board or the respective central banks, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in Brazil, government stability and the respective banking systems, the structure of and confidence in the global monetary system, wars in which Brazil or the United States are directly or indirectly involved or that occur anywhere in the world, major natural disasters in Brazil or the United States and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the spot rates of Brazilian real relative to the U.S. dollar, and changes in the spot rates of the Brazilian real relative to the U.S. dollar are not likely to result in comparable changes in the market value of your Notes.

♦

The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the sovereign government of Brazil — Exchange rates of most economically developed nations are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by governmental actions which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, in the event of the issuance of a replacement currency or in the event of other developments affecting the Brazilian real, the U.S. dollar or any other currency.

♦

The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying currency pair spot rates on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	volatility of the underlying currency pair spot rate;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦	interest rates in the market;

♦	the time remaining to the final valuation date; and

♦	the creditworthiness of UBS.

♦

Even though foreign currencies are traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Brazilian real is traded. To the extent that U.S. markets are closed while the markets for the Brazilian real remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such U.S. market.

♦

The historical performance of the spot rate of the underlying currency pair should not be taken as an indication of the future performance of the spot rate of the underlying currency pair during the term of the Notes — It is impossible to predict whether the spot rate of the underlying currency pair will rise or fall. The spot rate of the underlying currency pair will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Emerging markets risk — The Brazilian real is an emerging market currency. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Notes.

♦

The calculation agent can accelerate or postpone the determination of the final spot rate, if a market disruption event occurs on an observation date (including the final valuation date) — If the calculation agent determines that a market disruption event has occurred or is continuing on an observation date, the observation date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the spot rate of the underlying currency pair on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will an observation date for the Notes be postponed by more than 30 business days.

If an observation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the observation date. If the spot rate of the underlying currency pair is not available on the last possible day that qualifies as an observation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the price of the underlying currency pair that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page PS-22 of the product supplement.

♦

Owning the Notes is not the same as owning the foreign currency — The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the Brazilian real.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the Brazilian real will appreciate or depreciate relative to the U.S. dollar (or whether the U.S. dollar will appreciate or depreciate relative to the Brazilian real), and as a result, whether the spot rate of the underlying currency pair will rise or fall. You should be willing to assume the risk that, if the Notes are not automatically called, you will not receive any positive return on your Notes and you may lose some or all of your initial investment.

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There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

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Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the spot rate of the underlying currency pair and the expected spot rate volatility of the underlying currency pair, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

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There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on each Note offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying currency pair has occurred or is continuing on a day when the calculation agent will determine adjustments to the terms of the Notes in the event of extraordinary government actions and market emergencies as well as the final spot rate for a particular underlying currency pair. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of each of the Note offerings and your payment at maturity or upon an earlier call, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the foreign currency that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

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Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the spot rate of the underlying currency pair to which the Notes are linked or the value of the Notes.

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You must rely on your own evaluation of the merits of an investment linked to the underlying currency pair — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the foreign currency. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future spot rates of the foreign currencies relative to the U.S. dollar.

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Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and consult your tax advisor about your tax situation.

Historical Spot Rates

The following graph shows the performance of the underlying currency pair at the end of each month in the periods from July 13, 2002 through July 13, 2012. As of July 13, 2012 at approximately 12:00 p.m., New York City time, the underlying currency pair spot rate was obtained from Bloomberg L.P., without independent verification: the USD/BRL spot rate was $2.0338. The actual value of the initial spot rate of the underlying currency pair will be determined on the trade date as described in “Spot Rates” on page 10 and not taken from Bloomberg L.P. The historical performance of the underlying currency pair should not be taken as an indication of future performance, and no assurance can be given as to the spot price of the underlying currency pair on any given day.

Spot Rate

The spot rate for the U.S. dollar against the Brazilian real will be the USD/BRL reference rate as determined by the calculation agent by reference to the BRL PTAX rate source. The BRL PTAX means the spot rate will be the Brazilian real/U.S dollar offered rate for U.S. dollars expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or “Rates for Accounting Purposes”) by approximately 1:15 p.m., São Paulo time. For more information, see “Non-Deliverable Currencies — Brazilian real (BRL)” beginning on page CCS-11 of the currency and commodity supplement.

If the BRL PTAX Rate is not available, UBS may use the EMTA BRL Indicative Survey Rate as defined below.

The “EMTA BRL Indicative Survey Rate” means the BRL/USD spot rate published by EMTA on its website (www.emta.org) at approximately 3:45 p.m. São Paulo time, or as soon thereafter as practicable. The EMTA BRL Indicative Survey Rate is determined by a survey of financial institutions that are active participants in the BRL/USD markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the EMTA BRL Indicative Survey Rate.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — 11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-52 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying currency pair. If your Notes are so treated, you should not generally recognize taxable income or loss prior to maturity of your Notes, other than pursuant to a sale, automatic call, redemption or maturity. You should generally recognize gain or loss upon the sale, automatic call, or maturity of your Notes. Such gain or loss would generally be ordinary foreign currency gain or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), unless before the close of the day that you acquire your Notes you make a valid election to treat such gain or loss as capital gain or loss under applicable Treasury regulations. Under these regulations, holders of certain forward contracts, future contracts or option contracts generally are entitled to make such election (“Section 988 Election”).

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized in the product supplement on page PS-52, either (a) clearly identify the Notes on your books and record on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Notes, your gain or loss on the Notes should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, automatic call, redemption or maturity you have held the Notes for more than one year. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor regarding the advisability, availability, mechanics and consequences of a Section 988 Election. In addition, special reporting rules could apply if your losses with respect to foreign currencies (including certain IRS instruments linked to foreign currencies) exceed a specified threshold.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as pre-paid derivative contracts and to treat the Section 988 Election as available. However, because there is no authority that specifically addresses the tax treatment of the Notes or the availability of the Section 988 Election to securities such as the Notes, it is possible that your Notes could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-52 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Code should apply to your Notes or a portion of your Notes. If section 1256 were to apply to your Notes, you would be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value), and any gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. If a valid Section 988 Election is in effect with respect to your Notes, otherwise such gain or loss would be ordinary.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

In 2007, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in a U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Notes are distinguishable in meaningful respects from the instrument described in the ruling. If, however, the scope of the ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of a specified threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES (INCLUDING THE AVAILABILITY OF THE SECTION 988 ELECTION AS WELL AS POSSIBLE ALTERNATIVE TREATMENTS AND ISSUES PRESENTED BY THE 2008 NOTICE AND REVENUE RULING.

Supplemental Plan of Distribution

We will agree to sell to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.